ESCROW AGREEMENT


between                       Akila Finance S.A.
                              16, rue Jean Pierre Brasseur
                              L-1258 Luxembourg
                              (hereinafter referred to as "SELLER")


and                           Triventura AG
                              c/o Zehnder, Schatti+Partner AG
                              Zugerstrasse 76b
                              6340 Baar / Switzerland
                              (hereinafter referred to as "BUYER") on one part

                              The Seller and the Buyer hereinafter referred to as the "PRINCIPALS")


and                           UBS AG
                              Bahnhofstrasse 45
                              8098 Zurich / Switzerland
                              (hereinafter referred to as "ESCROW AGENT") on the other part



WHEREAS, according to the Share Purchase Agreement II signed by and between the Principals on December 5, 2006 (hereinafter the "SPA II") the Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller 12 million shares (the "Shares") in Adecco S.A. (ISIN
CH0012138606) (the "Company").

WHEREAS pursuant to the SPA II, the delivery of the Shares to the Buyer is postponed until certain conditions precedent are fulfilled (the "Conditions Precedent").

WHEREAS, in such framework the Principals have decided to entrust UBS AG as Escrow Agent for the performance of the provisions of this Escrow
Agreement.

WHEREAS, the relationship between the Escrow Agent on the one hand and the Principals on the other hand shall be solely and exclusively governed by this present Escrow Agreement and neither of the Principals can assert any claims whatsoever against the Escrow Agent from the SPA II. However, nothing contained in this Escrow Agreement shall jeopardise the rights and obligations between the Principals in any other agreement.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1    DEPOSIT OF THE SHARES INTO ESCROW CUSTODY

     1.1. Opening of the Escrow Account and the Escrow Custody

          Upon signing of the Escrow Agreement, the Seller shall open a custody account in its name with UBS AG, CH-8098 Zurich (the "Escrow Custody" under the number 0230-401025.S4, bearing the designation "ESCROW AKILA / TRIVENTURA". In the same time the Escrow Agent shall open a CHF current account in its name with UBS AG, CH-8098 Zurich (the "Escrow Account") under the number 0230-466830.01U, bearing the designation "Escrow Akila / Triventura").

     1.2. Deposit of the Shares into the Escrow Custody

          1.2.1. The Seller shall deliver 12 million Shares within 3 Business Days after the signing of the Escrow Agreement into the Escrow Custody. For the purposes of this Escrow Agreement "Business Day" shall mean a day on which banks are open for business in Zurich, excluding Saturday, Sundays and public holidays).

          1.2.2. It is understood that the Escrow Agent shall have no duty whatsoever to take any measures for the collection of Shares and or funds, if any, other than to inform the Principals of their non-entry into the Escrow Custody or the Escrow Account in accordance with the provisions of the Escrow Agreement.

          1.2.3. The Seller hereby irrevocably instructs the Escrow Agent to deliver the Shares strictly according to Article 2 of this Escrow Agreement and the Buyer takes note of these instructions. Information of purely informative character (such as change of addresses etc) shall be given individually by the party concerned.

          1.2.4. The Shares deposited in the Escrow Custody shall remain in the ownership of the Seller until delivery of the Shares in accordance with the Escrow Agreement, including any dividends, distributions, and other benefits. Any such dividends, distributions and other benefits shall not be kept in escrow, but credited directly to an account designated by the Seller up and until the termination of the Escrow Agreement.

          1.2.5. All voting rights pertaining to the Shares, while in escrow, shall be exercised directly by the Seller

          1.2.6. In order to secure the Escrow Agent's obligations out of this Escrow Agreement, the Seller herewith pledges the assets in the Escrow Custody. However, the Escrow Agent's rights of pledge are strictly connected to this Escrow Agreement. Therefore, the Escrow Agent waives any rights of pledge, retention, lien or security of any kind it might otherwise have to the assets in the Escrow Custody as security for any other claim it might have towards the Seller and/or the Buyer.

2    DELIVERY OF THE SHARES AND PAYMENT OUT OF THE ESCROW ACCOUNT

     2.1. The Escrow Agent shall deliver the Shares out of the Escrow Custody and effect any payment out of the Escrow Account at any time in accordance with the joint and corresponding written instructions by the Principals; or

          In the absence of such joint and corresponding written instructions, the Escrow Agent shall deliver the Shares as follows:

     2.2. On June 30, 2007 or on any other date agreed in writing between the Principals and communicated in writing to the Escrow Agent, to the Buyer after receipt of the purchase price for the Shares into the Escrow Account by the Escrow Agent, provided however that:

          1) the purchase price for the Shares corresponds to the amount indicated in writing to the Escrow Agent by the Seller; and

          2) the Seller has confirmed in writing to the Escrow Agent (with a copy to the Buyer) at least one Business Day prior to the payment of the purchase price by the Buyer, that the conditions precedent set out in the Share Purchase Agreement II are fulfilled.

          Upon delivery of the Shares to the Buyer, the Escrow Agent shall simultaneously transfer the purchase price for the Shares from the Escrow Account to the Seller.

     2.3. At any time prior to June 30, 2007 or on any other date agreed in writing between the Principals and communicated in writing to the Escrow Agent, to the Buyer after receipt of the purchase price for the Shares into the Escrow Account by the Escrow Agent, provided however that:

          1) the purchase price for the Shares corresponds to the amount indicated in writing to the Escrow Agent by the Seller; and

          2) the Seller has confirmed in writing - and at least one Business Day prior to the payment of the purchase price by Buyer - to the Escrow Agent that the conditions precedent and the condition for an Early Closing set out in the Share Purchase Agreement II are fulfilled; and

          3) the delivery of the Shares occurs 5 Business Days after receipt by the Escrow Agent of a written notification of the request by the Buyer to the Escrow Agent and the Seller for an Early Closing as provided for in the Share Purchase Agreement II.

          Upon delivery of the Shares to the Buyer, the Escrow Agent shall simultaneously transfer the purchase price for the Shares from the Escrow Account to the Seller.

     2.4. Notwithstanding articles 2.2 and 2.3 above, at any time after June 30, 2006 or any other date agreed in writing between the Principals and communicated in writing to the Escrow Agent, to the Seller if required by the Seller in accordance with the sole instructions of the Seller.

     2.5. At any time after June 30, 2007 or any other date agreed in writing between the Principals and communicated in writing to the Escrow Agent, to the Seller in accordance with the sole instructions of the Seller.

     2.6. In the absence of any Instruction as per article 2.1 to 2.5, the Escrow Agent shall make any delivery or any payment in accordance with a final and enforceable arbitration award (the "Award") issued by arbitrators appointed in accordance with article 15 below.

3    INDEMNITY

     Each Principal undertakes to indemnify and hold harmless the Escrow Agent for all and any direct losses, reasonable costs, reasonable expenses, liabilities, claims, actions or demands including court and reasonable legal costs which it may cause to the Escrow Agent under this Escrow Agreement, except for the gross negligence or wilful misconduct of the Escrow Agent. For the avoidance of doubt the joint and several liability of the Principals is excluded.

4    LIMITATIONS

     4.1 The Principals acknowledge and agree that any measures taken by any court or authority having jurisdiction over the Escrow Agent which might result in preventing the Escrow Agent from executing its obligations under this Escrow Agreement shall have to be taken into consideration and be valuable excuse for the Escrow Agent for not being able to perform in due time so long as such measures are in effect.

     4.2 The Escrow Agent shall be protected in acting upon any written notice, request, demand, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be according to the Escrow Agent's own usual banking standards.

     4.3 The Escrow Agent shall not be liable for any error of judgement, or for any act done or step taken or omitted by it in good faith (provided however that the Escrow Agent complies with its own usual banking standards), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or wilful misconduct.

     4.4 The Escrow Agent shall be under no obligation to institute, appear in or defend any action, suit or legal or arbitration proceeding in connection with this Escrow Agreement or to take any other action likely to involve it in liability, cost or expense, unless first indemnified to its satisfaction.

5    NOTICES

     Any and all notices or other instruments or papers to be sent to the Escrow Agent by any other party hereto pursuant to this Escrow Agreement shall be delivered personally or sent by registered mail. If the Escrow Agent receives such notices or other instruments or papers in a different way, he is free to regard them as received or not and will not be liable towards any other party for his decision.

     Anything to be sent to any party hereto has to be mailed to the following addresses:

     if to the Seller to:              Akila Finance S.A.
                                       16, rue Jean-Pierre Brasseur
                                       L-1258 Luxembourg

                                       Tel.: +352 269 78 01
                                       Fax: +352 264 08 88
                                       Attn. Mr. Stefan Schaechterle


     if to the Buyer to:               Triventura AG
                                       c/o Jacobs Holding AG
                                       P.O. Box
                                       8034 Zurich / Switzerland

                                       Tel.: + + 41 44 388 61 24
                                       Fax: + + 41 44 388 61 63]
                                       Attn.  Corporate Secretary

                                       With a copy to Dr. Christian Jacobs,
                                       White & Case, Jungfernstieg 51,
                                       20354 Hamburg


     if to the Escrow Agent to:        UBS AG
                                       AT21 A4L8-Z5M
                                       Talacker 21, 5th Floor
                                       8098 Zurich / Switzerland

                                       Tel.: +41 1 234 59 73 / +41 1 234 41 19
                                       Fax: +41 1 234 42 46
                                       Attn. Mehdi Zaouia or Hans-Jurgen Mortier

6    SIGNATURES

     Any and all notices or other instructions or papers to be sent to the Escrow Agent by any other party to this Escrow Agreement shall be signed by the person(s) mentioned in the respective authorized signatories (ANNEXES NO -1-). The Escrow Agent is, nevertheless, free (but not obliged) to accept signatures of other persons authorised to represent the respective party.

7    GENERAL CONDITIONS

     The "general conditions" (ANNEX NO. -2-) and the "Safe Custody Regulations" (ANNEX NO.-3-) of the Escrow Agent shall be considered as an integral part of this Escrow Agreement, excepting only that the specific terms and conditions stated in this Escrow Agreement shall supersede any other terms and conditions.

8    ENTIRE AGREEMENT

     This Escrow Agreement contains the entire agreement among the parties hereto with respect to the specific subjects covered hereby. It may not be modified or discharged, nor may any of its terms be waived, except by a written amendment signed by all parties hereto.

9    SEVERABILITY

     Should any provision of this Escrow Agreement be prohibited or ineffective or otherwise unenforceable in whole or in part for whatever reason, such provision shall cease to have effect without prejudicing the validity of the other provisions hereunder. The parties hereto or the court having jurisdiction hereupon will replace such provision by another provision so that, to the extent possible, the economic balance of this Escrow Agreement will be preserved.

10   ASSIGNMENT

     This Escrow Agreement shall be binding upon and enure to the benefit of the respective successors and assigns of the parties hereto. It is agreed, however, that no party may assign any of its rights or obligations hereunder without the written consent of the other parties, except that the Buyer's consent shall not be necessary for the Seller to assign this Escrow Agreement to a wholly owned subsidiary of the Seller should the Seller decide to transfer and assign the SPA II to the same subsidiary. Any cost in connection with the assignment shall be borne by the Seller.

11   ENTRY INTO FORCE

     This present Escrow Agreement enters into force upon signing by all parties.

12   TERMINATION

     The Escrow Agreement shall terminate once all the Escrow Shares are completely delivered and the purchase price completely paid out according to Article 2 above.

     Prior to delivery of the Shares and payment out according to Article 2 above, this Escrow Agreement may be immediately terminated upon written termination notice signed by Seller and Buyer. In such a case, the Escrow Agent shall transfer the Shares as per Seller's instructions and pay out any purchase price into the Escrow Account as per Buyer's instructions.

     In the event that any balance should remain in the Escrow on 31st December 2008, the Escrow Agent shall have the right to withdraw from this Escrow Agreement at any time, observing a three-month's notice period. During this period, the Principals shall jointly designate a new depository and Escrow Agent. Should no such designation take place within this period, the Escrow Agent shall be entitled to designate a new depositary and Escrow Agent of its own choice.

13   ESCROW FEES

     Any and all fees of the Escrow Agent shall be shared between the Principals as follows:

     13.1 a flat and all in fee for the Escrow Agent's services in the amount of CHF 49'000 plus VAT if applicable payable by the Buyer within 30 days after the Escrow Agent's invoice, even if the Escrow Agreement is terminated prior to June 30, 2007.

     13.2 a custody yearly flat fee for the maintenance of the custody account in the amount of CHF 10'000.--per annum, plus VAT, if applicable payable by the Seller.

     For the avoidance of doubt the joint and several liability of the Principals is excluded.

14   CONFIDENTIALITY

     This Escrow Agreement is confidential upon the Parties and shall not be disclosed to any third party except as may be required by law or by any competent authority or judicial body.

15   APPLICABLE LAW AND PLACE OF JURISDICTION

     This Escrow Agreement is governed by Swiss substantive law to the exception of principles on the conflict of laws.

     Any dispute between the parties hereto arising out of this Escrow Agreement regarding its interpretation, performance, validity, termination and, in general, all the obligations provided herein which cannot be amicably settled among the parties hereto shall be submitted to the jurisdiction of a panel of three arbitrators in accordance with and subject to the Rules of Arbitration of the International Chamber of Commerce, Paris, then in force. The arbitrators will be appointed pursuant to such rules. The arbitration will take place in Geneva, Switzerland, in English language. The cost of any arbitration proceeding will be assessed against the unsuccessful party and the arbitrators will be required to make such cost part of any ruling issued by them.

16   COUNTERPARTS

     The Escrow Agreement shall be established and signed in three separate counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the parties hereto or their respective duly authorized officers or representatives in the place and as of the date written below.



for the Seller                          Place/date:

Philippe Foriel-Destezet                Luxembourg, December 27, 2005



for the Buyer                           Place/date:

Andreas Jacobs and Daniel Pfister       Zurich, December 20, 2005



for the Escrow Agent:                   Place/date:

UBS AG


Mehdi Zaouia and Hans-Jurgen Mortier    Zurich, December 20, 2005